EXHIBIT 99.1

Amyris Provides Update on Resolution of April 2019 Convertible Note Maturity

EMERYVILLE, Calif., April 15, 2019 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), a leader in the development and production of sustainable ingredients for the Health & Wellness, Clean Beauty and Flavors & Fragrances markets, today announced that it has been working diligently to resolve its 9.5% convertible notes due April 2019 and plans to repay the notes with cash from a business transaction as well as the net proceeds of a planned equity investment from Foris Ventures, a board member-affiliated long-term investor in Amyris.

The planned equity investment from Foris Ventures, an entity affiliated with Amyris board member, John Doerr (of Kleiner Perkins Caufield & Byers), is anticipated to provide a portion of the cash needed to satisfy the notes, with the remainder required to retire the debt expected to come through a business transaction. As a result, the company expects that the 9.5% convertible notes will be repaid and retired in full.

“We are pleased with the support of our long term investors in supporting our plans to pay off this debt,” said John Melo, Amyris President and CEO. “We believe this pathway toward retiring our April 2019 debt should mitigate some of the dilutive impact on equity and we will provide more details and an update when this process is complete.”

About Amyris
Amyris is the integrated renewable products company that is enabling the world’s leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules and produce specialty ingredients and consumer products. The company is delivering its No Compromise™ products and services across a number of markets, including specialty and performance chemicals, flavors and fragrances, cosmetics ingredients, pharmaceuticals, and nutraceuticals. More information about the company is available at www.amyris.com.

Forward-Looking Statements
This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events, such as Amyris’s ability to repay the 9.5% convertible notes, the timing of any such repayment and the expected sources of funding to repay such notes. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris's liquidity and ability to fund operating and capital expenses, potential delays or failures in development, production and commercialization of products, risks related to Amyris's reliance on third parties, and other risks detailed from time to time in filings Amyris makes with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Amyris disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo and No Compromise are trademarks or registered trademarks of Amyris, Inc. in the U.S. and/or other countries.

Contact:

Peter DeNardo
Director, Investor Relations and Corporate Communications
Amyris, Inc.
+1 (510) 740-7481
investor@amyris.com